EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE               Contact:  Robert E. Evans
---------------------                         Chairman and CEO
August 18, 2004                               (740) 373-3155


                   PEOPLES BANCORP INC. APPOINTS NEW DIRECTOR
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced the recent election of Richard Ferguson as a director of the company. The Peoples Bancorp Board of Directors unanimously approved the appointment of Mr. Ferguson at the company's August 12th board meeting.
         "Richard's extensive financial background and expertise will be a positive influence on our company," said Robert E. Evans, Chairman and CEO of Peoples Bancorp. "We are fortunate to have representation of Richard's quality on our directorship."
         Ferguson joins Peoples Bancorp's board with more than 30 years of experience in accounting and financial management. After working several years in public and private accounting, he currently owns Ferguson Consulting LLC, a Columbus, Ohio-based professional practice that focuses on business valuations and forensic accounting services for all types of litigation.
         Ferguson is a Certified Public Accountant and a Certified Valuation Analyst (CVA). He is a member of the American Institute of Certified Public Accountants, the Ohio Society of CPA's, the National Association of Certified Valuation Analysts, and the Ohio State Association of Certified Valuation Analysts. Ferguson's experience includes several years at Ernst & Young and Worthington Industries Inc.
         Evans summarized, "Richard's appointment and service on our Audit Committee will strengthen our board's governorship in areas such as the new regulations governing publicly traded companies and constantly changing accounting rules." Ferguson's appointment increased the number of Peoples Bancorp directors to 12.
         Ferguson is a graduate of Widener University with a degree in Accounting/Finance. He earned his CPA in 1976 and his CVA in 1996. He is a resident of Columbus, Ohio.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 51 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE